Exhibit 4.20

EXTENSION AGREEMENT

September 16, 2010

This Extension Agreement (this “Agreement”) is entered into by and between IASO Pharma Inc. (f/k/a Pacific Beach Biosciences, Inc.), a Delaware corporation (the “Company”) and each of the noteholders listed on the signature pages hereto (together with successors and assigns of each, a “Holder,” and collectively, the “Holders”) to extend the maturity of the series of like senior convertible promissory notes (collectively, as previously amended, the “Bridge Notes”) in the aggregate principal amount of $4,340,000 sold by the Company in a private placement pursuant to Note and Warrant Purchase Agreements dated as of December 14, 2007 (collectively, as previously amended, the “Purchase Agreements”).

RECITALS

WHEREAS, each of the Holders and the Company are party to the Purchase Agreements and Bridge Notes;

WHEREAS, the Bridge Notes mature pursuant to their terms on September 30, 2010;

WHEREAS, each of the undersigned Holders agrees to amend the Bridge Notes solely to extend the maturity of the Bridge Notes on the terms set forth herein; and

WHEREAS, such amendment requires the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the Bridge Notes (the “Requisite Approval”) pursuant to Section 6.2 of the Purchase Agreements and Section 11 of the Bridge Notes, respectively.

NOW, THEREFORE, the parties agree as follows:

1.         Amendment; Extension. Each of the Bridge Notes is hereby amended to extend the Due Date of such Bridge Note from September 30, 2010 to December 31, 2010.

2.        Representations and Warranties of the Holders. Each of the Holders party hereto hereby represents and warrants to the Company that:

(a)         the Holder is the lawful holder of the Bridge Note designated on the signature page hereto free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)        the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)         the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)        this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

3.	Miscellaneous

(a)          This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)         This Agreement shall be governed by the law of the State of Delaware without giving effect to any principles or conflicts of law.

(c)          This Agreement shall be effective upon obtaining the signatures below of the Company and the Requisite Approval.

(d)         Except as expressly amended hereby, the terms of the Bridge Notes shall remain in full force and effect.

(e)          Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(f)         Existing references to any of the Bridge Notes are henceforth deemed references to the Bridge Notes as amended by this Agreement.

(g)       If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(h)       The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

(i)        All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)        This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IASO Pharma, Inc.

By:	/s/ Matthew A. Wikler
Name:	Matthew A. Wikler
Title:	President and CEO

Principal Amount of Note: $____________________		HOLDER:

For Individuals

Sign Name Above

Print Name Above

_____________________________________
Sign Name Above

_____________________________________
Print Name Above

For Entities

Print Name of Entity Above

By:
Name:
Title:

	By:	________________________________
Name:
Title:

Extension Agreement Signature Page